Exhibit 99.1
Delek US Holdings Reports Fourth Quarter 2021 Results

•Reported fourth quarter net loss of $(41.9) million or $(0.57) per share and adjusted EBITDA of $58.2 million
•No major turnaround activity planned in 2022; provides ability to capture prevailing macro environment
•Accelerating Permian activity offers growth opportunities in the gathering business
•Ongoing recognition of insurance proceeds from fire/freeze events in the first half of 2021
•Successful DKL divestiture program to-date underscores embedded underlying value and creates future sale optionality
•Strong progress on ESG efforts with a 34% reduction target in scope 1 & 2 emissions by 2030
•Wink to Webster pipeline JV poised to contribute to performance throughout 2022
•Maintained strong balance sheet with $857 million of cash as of December 31, 2021

BRENTWOOD, Tenn.-- February 23, 2022 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its fourth quarter ended December 31, 2021. Delek US reported a fourth quarter 2021 net loss of $(41.9) million, or $(0.57) per share, versus net loss of $(293.2) million, or $(3.98) per share, for the quarter ended December 31, 2020. On an adjusted basis, Delek US reported Adjusted net loss of $(44.9) million, or $(0.61) per share, for the fourth quarter 2021. This compares to Adjusted net loss of $(204.0) million, or $(2.77) per share, in the prior year. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") was $58.2 million for the fourth quarter compared to Adjusted EBITDA of $(137.6) million in the prior year.
Net income and Adjusted net income for the fourth quarter 2021 include approximately $5.5 million (after-tax), or $0.07 per share, of net tailwinds which is comprised of the combined net effect of a favorable estimated "other inventory impact" and an unfavorable other net inventory hedging impact, as outlined on page 14. See further discussion in the Consolidated Results section below.
Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "Macro trends continue improving with robust post pandemic demand, coupled with industry refining capacity rationalization. Activity in the Permian Basin is accelerating, providing additional tailwinds to our regional footprint. We are optimistic moving into 2022 with an outlook for strong margins and no major turnaround activity planned in the Delek refining system."
Mr. Yemin continued, "In the midstream, DKL delivered 5% distribution growth on a full-year basis and expects another 5% increase in 2022. In December, Delek announced a partial divestiture program of DKL units to highlight the underlying value of its ownership and enhance the liquidity and float of DKL. Given the success of this program, and depending on pricing, we will continue to explore options to embark upon additional sales into the future. A re-acceleration of Permian activity in the industry creates growth options in the gathering business and compliments our investment in the Wink to Webster pipeline JV, which is progressively ramping up throughout this year. Finally, as part of our ongoing ESG efforts, we have a target to reduce scope 1 and 2 emissions by 2030, which sets Delek as a leader among small and mid cap refining companies."
Liquidity
As of December 31, 2021, Delek US had a cash balance of $856.5 million and total consolidated long-term debt of $2,218.0 million, resulting in Net debt of $1,361.5 million. As of December 31, 2021, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") had $4.3 million of cash and $899.0 million of total long-term debt, which are included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $852.2 million in cash and $1,319.0 million of long-term debt, or a $466.8 million Net debt position.

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Consolidated Results
Net loss attributable to Delek in the fourth quarter 2021 was $(41.9) million compared to $(293.2) million net loss in the fourth quarter 2020. On an adjusted basis, Adjusted net loss was $(44.9) million in the fourth quarter 2021 compared to Adjusted net loss of $(204.0) million in the fourth quarter 2020.
The $159.1 million improvement in the current quarter Adjusted net loss compared to the prior year quarter is primarily attributable to the following (all after-tax): $112.3 million favorable change attributable to improvements in refining operating results and contribution margins compared to the prior year quarter; a $36.2 million favorable net other inventory impact compared to the prior year quarter; a net unfavorable impact of $(3.9) million related to other inventory/commodity hedging gains/losses compared to the prior year quarter; and property and casualty and business interruption insurance recoveries that related to expenses and expenditures we incurred and as reimbursement for economic losses we experienced in prior quarters, totaling approximately $14.5 million1. See below for further discussion of operating results and contribution margin across our segments.
Refining Segment Results
Refining contribution margin increased to $32.1 million in the fourth quarter 2021 from $(82.0) million in the fourth quarter 2020, while Adjusted segment contribution margin was $36.9 million in the fourth quarter 2021 compared to $(126.9) million in the fourth quarter 2020. The current period Adjusted refining contribution margin reflects $33.1 million of favorable other inventory impact and $(24.1) million additional inventory hedging losses compared to $(13.6) million and $(24.3) million, respectively, in the fourth quarter 2020. Other inventory impacts, excluding lower of cost or market/net realizable value ("LCM"), are outlined by refinery in the tables on page 14.
On a year-over-year basis, results increased primarily due to increased demand, attributable in part to low clean product inventories, and improving crack spreads. During the fourth quarter 2021, Delek US's benchmark crack spreads were up an average of approximately 136.8% from prior-year levels. The refineries ability to capture the full crack spread increase was negatively impacted by higher RIN costs year over year and the continued burden of the RFS program on our small refineries.
Logistics Segment Results
The logistics segment contribution margin in the fourth quarter 2021 was $66.6 million compared to $62.2 million in the fourth quarter 2020, where Adjusted segment contribution margin was $66.8 million compared to $62.9 million in the prior year quarter. Higher utilization on assets supporting the refineries and West Texas Wholesale contributed to the improvement.
Retail Segment Results
For the fourth quarter 2021, contribution margin, on both a GAAP and Adjusted basis, was $15.3 million compared to $12.7 million and $13.0 million on a GAAP and Adjusted basis, respectively, in the prior-year period for the retail segment. Merchandise sales were approximately $75.5 million with an average retail margin of 33.6% in the fourth quarter 2021, compared to merchandise sales of approximately $75.9 million with an average retail margin of 30.1% in the prior-year period. Approximately 42.3 million retail fuel gallons were sold at an average margin of $0.30 per gallon in the fourth quarter 2021 compared to 41.5 million retail fuel gallons sold at an average margin of $0.33 per gallon in the fourth quarter 2020. In the fourth quarter 2021, the average merchandise store count was 248 compared to 253 in the prior-year period. On a same-store-sales basis in the fourth quarter 2021, merchandise sales increased 0.7% and fuel gallons sold increased 3.0% compared to the prior-year period.
Corporate and Other Activity
Contribution margin from Corporate, Other and Eliminations was a loss of $36.6 million in the fourth quarter 2021 compared to a loss of $25.4 million in the prior-year period, where Adjusted contribution margin was a $35.4 million loss compared to a $24.7 million loss in the same quarter of 2020, where these amounts include inter-segment eliminations.
The Wink to Webster crude oil pipeline, currently flowing through the consolidated equity method investment line, is expected to ratably increase throughout the year. The 36-inch diameter pipeline, which is fully contracted with minimum volume commitments ("MVCs"), will originate in the Permian Basin and have destination points in the Houston market.

1 See the "Significant Transactions During the Quarter Impacting Results" section on page 7 for further discussion.

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Fourth Quarter 2021 Results | Conference Call Information
Delek US will hold a conference call to discuss its fourth quarter 2021 results on Thursday, February 24, 2022 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. Presentation materials accompanying the call will be available on the investor relations tab of the Delek US website approximately ten minutes prior to the start of the call. For those who cannot listen to the live broadcast, the online replay will be available on the website for 90 days.
Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) fourth quarter 2021 earnings conference call that will be held on Thursday, February 24, 2022 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics will be available online at www.deleklogistics.com.
About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist primarily of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.
The logistics operations primarily consist of Delek Logistics Partners, LP (NYSE: DKL). Delek US Holdings, Inc. and its affiliates own approximately 79.2% (including the general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.
The convenience store retail operates approximately 250 convenience stores in West Texas and New Mexico.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if", “potential,” “expect” or similar expressions, as well as statements in the future tense. These forward-looking statements include, but are not limited to, statements regarding throughput at the Company’s refineries; crude oil prices, discounts and quality and our ability to benefit therefrom; cost reductions; growth; scheduled turnaround activity; investments into our business; the performance and execution of our midstream growth initiatives, including the Permian Gathering System, the Red River joint venture and the Wink to Webster long-haul crude oil pipeline, and the flexibility, benefits and the expected returns therefrom; RINs waivers and tax credits and the value and benefit therefrom; cash and liquidity; emissions reductions; opportunities and anticipated performance and financial position.
Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell, uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; uncertainty relating to the impact of the COVID-19 outbreak on the demand for crude oil, refined products and transportation and storage services; Delek US' ability to realize cost reductions; risks related to Delek US’ exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; gains and losses from derivative instruments; risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; the possibility of litigation challenging renewable fuel standard waivers; changes in the scope, costs, and/or timing of capital and maintenance projects; the ability to grow the Permian Gathering System; the ability of the Red River joint venture to complete the expansion project to increase the Red River pipeline capacity; the ability of the joint venture to construct the Wink to Webster long haul crude oil pipeline; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the geographic areas in which we operate; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.
Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek US becomes aware of, after the date hereof, except as required by applicable law or regulation.

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Non-GAAP Disclosures:
Our management uses certain “non-GAAP” operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Adjusting items - certain identified infrequently occurring items, non-cash items, and items that are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends;
•Adjusted net income (loss) - calculated as net income attributable to Delek US adjusted for relevant Adjusting items recorded during the period;
•Adjusted net income (loss) per share - calculated as Adjusted net income (loss) divided by weighted average shares outstanding, assuming dilution, as adjusted for any anti-dilutive instruments that may not be permitted for consideration in GAAP earnings per share calculations but that nonetheless favorably impact dilution;
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income attributable to Delek adjusted to add back interest expense, income tax expense, depreciation and amortization;
•Adjusted EBITDA - calculated as EBITDA adjusted for the relevant identified Adjusting items in Adjusted net income (loss) that do not relate to interest expense, income tax expense, depreciation or amortization, and adjusted to include income (loss) attributable to non-controlling interests;
•Adjusted segment contribution margin - calculated as Segment contribution margin adjusted for the identified Adjusting Items in Adjusted net income (loss) that impact Segment contribution margin;
•Refining margin - calculated as the difference between total refining revenues and total cost of materials and other;
•Adjusted refining margin - calculated as refining margin adjusted for the relevant identified Adjusting items in Adjusted net income (loss) that impact refining margin and that, where applicable, can be identified and/or are measured and recognized at the refinery level;
•Refining margin per sales barrel - calculated as refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period;
•Adjusted refining margin per sales barrel - calculated as adjusted refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period; and
•Net debt - calculated as long-term debt including both current and non-current portions (the most comparable GAAP measure) less cash and cash equivalents as of a specific balance sheet date.
We believe these non-GAAP operational and financial measures are useful to investors, lenders, ratings agencies and analysts to assess our ongoing performance because, when reconciled to their most comparable GAAP financial measure, they provide improved relevant comparability between periods, to peers or to market metrics through the inclusion of retroactive regulatory or other adjustments as if they had occurred in the prior periods they relate to, or through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying results and trends. “Net debt,” also a non-GAAP financial measure, is an important measure to monitor leverage and evaluate the balance sheet.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because Adjusted net income or loss, Adjusted net income or loss per share, EBITDA and adjusted EBITDA, and Adjusted Segment Contribution Margin or any of our other identified non-GAAP measures may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)
	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$856.5	$787.5
Accounts receivable, net	776.6	527.9
Inventories, net of inventory valuation reserves	1,176.1	727.7
Other current assets	126.0	256.4
Total current assets	2,935.2	2,299.5
Property, plant and equipment:
Property, plant and equipment	3,645.4	3,519.5
Less: accumulated depreciation	(1,338.1)	(1,152.3)
Property, plant and equipment, net	2,307.3	2,367.2
Operating lease right-of-use assets	208.5	182.0
Goodwill	729.7	729.7
Other intangibles, net	102.7	107.8
Equity method investments	344.1	363.6
Other non-current assets	100.5	84.3
Total assets	$6,728.0	$6,134.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,695.3	$1,144.0
Current portion of long-term debt	92.2	33.4
Obligation under Supply and Offtake Agreements	487.5	129.2
Current portion of operating lease liabilities	53.9	50.2
Accrued expenses and other current liabilities	797.8	546.4
Total current liabilities	3,126.7	1,903.2
Non-current liabilities:
Long-term debt, net of current portion	2,125.8	2,315.0
Obligation under Supply and Offtake Agreements	—	224.9
Environmental liabilities, net of current portion	109.5	107.4
Asset retirement obligations	38.3	37.5
Deferred tax liabilities	196.4	255.5
Operating lease liabilities, net of current portion	152.0	131.8
Other non-current liabilities	31.8	33.7
Total non-current liabilities	2,653.8	3,105.8
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 91,772,080 shares and 91,356,868 shares issued at December 31, 2021 and December 31, 2020, respectively	0.9	0.9
Additional paid-in capital	1,206.5	1,185.1
Accumulated other comprehensive loss	(3.8)	(7.2)
Treasury stock, 17,575,527 shares, at cost, as of December 31, 2021 and December 31, 2020	(694.1)	(694.1)
Retained earnings	318.2	522.0
Non-controlling interests in subsidiaries	119.8	118.4
Total stockholders’ equity	947.5	1,125.1
Total liabilities and stockholders’ equity	$6,728.0	$6,134.1

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Delek US Holdings, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(In millions, except share and per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net revenues	$3,108.0	$1,882.2	$10,648.2	$7,301.8
Cost of sales:
Cost of materials and other	2,868.2	1,776.9	9,739.6	6,841.2
Operating expenses (excluding depreciation and amortization presented below)	138.9	113.7	497.2	462.0
Depreciation and amortization	61.2	81.6	239.6	241.6
Total cost of sales	3,068.3	1,972.2	10,476.4	7,544.8
Operating expenses related to retail and wholesale business (excluding depreciation and amortization presented below)	23.5	24.1	98.4	97.8
General and administrative expenses	65.0	63.9	229.4	248.3
Depreciation and amortization	7.8	8.6	25.0	26.0
Impairment of goodwill	—	126.0	—	126.0
Other operating (income) expense, net	(45.9)	1.5	(50.6)	(13.1)
Total operating costs and expenses	3,118.7	2,196.3	10,778.6	8,029.8
Operating loss	(10.7)	(314.1)	(130.4)	(728.0)
Interest expense	36.7	31.0	137.2	129.0
Interest income	—	(0.2)	(0.5)	(3.3)
Income from equity method investments	(3.8)	(1.7)	(18.3)	(30.3)
Gain on sale of non-operating refinery	—	—	—	(56.8)
Other expense (income), net	0.2	(0.1)	(15.8)	(3.5)
Total non-operating expense, net	33.1	29.0	102.6	35.1
Loss before income tax benefit	(43.8)	(343.1)	(233.0)	(763.1)
Income tax benefit	(10.2)	(58.1)	(62.5)	(192.7)
Net loss	(33.6)	(285.0)	(170.5)	(570.4)
Net income attributed to non-controlling interests	8.3	8.2	33.0	37.6
Net loss attributable to Delek	$(41.9)	$(293.2)	$(203.5)	$(608.0)

Basic loss per share	$(0.57)	$(3.98)	$(2.75)	$(8.26)
Diluted loss per share	$(0.57)	$(3.98)	$(2.75)	$(8.26)

Weighted average common shares outstanding:
Basic	74,141,908	73,736,637	73,984,104	73,598,389
Diluted	74,141,908	73,736,637	73,984,104	73,598,389
Dividends declared per common share outstanding	$—	$—	$—	$0.93

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Delek US Holdings, Inc.
Condensed Cash Flow Data (Unaudited)
(In millions)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$161.2	$116.9	$371.4	$(282.9)
Cash flows from investing activities:
Net cash used in investing activities	(35.2)	(28.3)	(178.4)	(191.3)
Cash flows from financing activities:
Net cash (used in) provided by financing activities	(100.1)	(109.0)	(124.0)	306.4
Net (decrease) increase in cash and cash equivalents	25.9	(20.4)	69.0	(167.8)
Cash and cash equivalents at the beginning of the period	830.6	807.9	787.5	955.3
Cash and cash equivalents at the end of the period	$856.5	$787.5	$856.5	$787.5

Significant Transactions During the Quarter Impacting Results:
Insurance Recoveries
During 2021, we received insurance recoveries related to the fire and freeze events that occurred during the first quarter 2021, and which unfavorably impacted our results during the first two quarters of 2021. For the three months ended December 31, 2021, we have recognized approximately $9.5 million ($7.4 million after-tax) of insurance recoveries related to property and casualty claims, of which $9.0 million related to replacement cost coverage on property losses and which helps offset corresponding capital expenditures. For the year ended December 31, 2021, we have recognized approximately $30.9 million ($23.9 million after-tax) of insurance recoveries related to property and casualty claims, $13.4 million of which related to replacement cost coverage on property losses and which helps offset corresponding capital expenditures, and the remaining $17.5 million of which relates to repairs and other operating expenses incurred in connection with our property and casualty damages. Neither property and damage repairs and expenses impacting operating expenses, nor related insurance recoveries, meet our requirements for Adjusting items in Adjusted net income or Adjusted EBITDA. We have additional property and casualty claims that are outstanding and still pending, and which are expected to be recognized in future quarters. The proceeds related to recovery of property and casualty related operating expenses have no economic impact on Adjusted net income or Adjusted EBITDA for the year ended December 31, 2021 because they are 100% offset by related expenses we incurred during that period.
Additionally, during the first half of 2021, the fire and freeze events caused us to experience operational disruptions that significantly affected our results. While we cannot know what our EBITDA would have been, we submitted business interruption insurance claims for covered economic losses based on our insurance policies. For the three months and year ended December 31, 2021, we have recognized $9.9 million ($7.7 million after-tax) of business interruption insurance recoveries, which were recorded in other operating income on the consolidated statement of income, and we have additional business interruption claims that are outstanding and still pending which are expected to be recognized in future quarters. Because business interruption losses are economic in nature rather than recognized, the related insurance recoveries are included as an Adjusting item in Adjusted net income and Adjusted EBITDA.

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Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended December 31, 2021
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding intercompany fees and sales)	$2,753.2	$79.5	$207.1	$68.2	$3,108.0
Inter-segment fees and revenues	232.4	110.4	—	(342.8)	—
Operating costs and expenses:
Cost of materials and other	2,829.6	109.4	169.2	(240.0)	2,868.2
Operating expenses (excluding depreciation and amortization presented below)	123.9	13.9	22.6	2.0	162.4
Segment contribution margin	32.1	66.6	15.3	(36.6)	77.4
Income (loss) from equity method investments	0.2	6.6	—	(3.0)
Segment contribution margin and income (loss) from equity method investments	$32.3	$73.2	$15.3	$(39.6)
Depreciation and amortization	$49.7	$11.9	$3.1	$4.3	69.0
General and administrative expenses					65.0
Other operating income, net					(45.9)
Operating loss					$(10.7)
Capital spending (excluding business combinations)	$39.6	$12.7	$1.9	$11.3	$65.5

	Three Months Ended December 31, 2020
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$1,341.4	$50.0	$160.0	$330.8	$1,882.2
Inter-segment fees and revenues	107.9	90.1	—	(198.0)	—
Operating costs and expenses:
Cost of materials and other	1,431.1	63.2	123.6	159.0	1,776.9
Operating expenses (excluding depreciation and amortization presented below)	100.2	14.7	23.7	(0.8)	137.8
Segment contribution margin	(82.0)	62.2	12.7	(25.4)	(32.5)
(Loss) income from equity method investments	(4.5)	5.7	—	0.5
Segment contribution margin and income (loss) from equity method investments	$(86.5)	$67.9	$12.7	$(24.9)
Depreciation and amortization	$66.0	$11.3	$4.1	$8.8	90.2
Impairment of goodwill					126.0
General and administrative expenses					63.9
Other operating loss, net					1.5
Operating loss					$(314.1)
Capital spending (excluding business combinations)	$20.1	$8.5	$0.9	$2.1	$31.6

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Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Year Ended December 31, 2021
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$9,168.3	$282.1	$797.4	$400.4	$10,648.2
Inter-segment fees and revenues	787.7	418.8	—	(1,206.5)	—
Operating costs and expenses:
Cost of materials and other	9,439.5	384.4	635.6	(719.9)	9,739.6
Operating expenses (excluding depreciation and amortization presented below)	434.1	60.8	89.8	10.9	595.6
Segment contribution margin	82.4	255.7	72.0	(97.1)	313.0
Income (loss) from equity method investments	0.7	24.6	—	(7.0)
Segment contribution margin and income (loss) from equity method investments	$83.1	$280.3	$72.0	$(104.1)
Depreciation and amortization	$198.7	$42.8	$12.7	$10.4	264.6
General and administrative expenses					229.4
Other operating income, net					(50.6)
Operating loss					$(130.4)
Capital spending (excluding business combinations)	$172.6	$27.3	$5.1	$22.1	$227.1

	Year Ended December 31, 2020
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$5,363.1	$183.6	$681.7	$1,073.4	$7,301.8
Inter-segment fees and revenues	454.6	379.8	—	(834.4)	—
Operating costs and expenses:
Cost of materials and other	5,745.5	269.1	523.6	303.0	6,841.2
Operating expenses (excluding depreciation and amortization presented below)	402.7	56.2	90.5	10.4	559.8
Segment contribution margin	(330.5)	238.1	67.6	(74.4)	(99.2)
Income (loss) from equity method investments	52.0	22.6	—	(44.3)
Segment contribution margin and income (loss) from equity method investments	$(278.5)	$260.7	$67.6	$(118.7)
Depreciation and amortization	$198.3	$35.7	$13.2	$20.4	267.6
Impairment of goodwill					126.0
General and administrative expenses					248.3
Other operating income, net					(13.1)
Operating loss					$(728.0)
Capital spending (excluding business combinations)	$201.0	$15.8	$9.1	$13.7	$239.6

9 |

Reconciliation of Net Income (Loss) attributable to Delek to Adjusted Net Income (Loss)

	Three Months Ended December 31,		Year Ended December 31,
$ in millions (unaudited)	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Reported net income (loss) attributable to Delek	$(41.9)	$(293.2)	$(203.5)	$(608.0)
Adjusting items (1)
Inventory LCM valuation (benefit) loss	5.9	(27.9)	(17.1)	22.4
Business interruption insurance recoveries	(7.7)	—	(7.7)	—
COVID-related severance costs	—	3.0	—	6.5
El Dorado refinery fire losses, net of related recoveries	3.0	—	5.9	—
Unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(4.2)	(13.2)	5.1	(14.6)
Non-cash change in fair value of S&O Obligation associated with hedging activities	—	6.5	(5.4)	5.4
Non-operating litigation accrual related to pre-Delek/Alon Merger shareholder action	—	—	4.9	—
Contract termination recoveries in excess of amounts that have or will impact net income	—	—	(7.7)	—
Goodwill impairment expense	—	120.8	—	120.8
Gain from sale of Bakersfield non-operating refinery	—	—	—	(43.3)
Tax benefit from loss carryback provided by CARES Act	—	—	—	(16.8)
Tax adjustment to reduce deferred tax asset valuation allowance resulting from Permian Gathering Assets Acquisition	—	—	—	(22.3)
Total adjusting items (1)	(3.0)	89.2	(22.0)	58.1
Adjusted net income (loss)	$(44.9)	$(204.0)	$(225.5)	$(549.9)

(1) All adjustments have been tax effected using the estimated marginal income tax rate, as applicable.
(2) See further discussion in the "Significant Transactions During the Quarter Impacting Results" section on page 7.

10 |

Reconciliation of U.S. GAAP Income (Loss) per share to Adjusted Net Income (Loss) per share:

	Three Months Ended December 31,		Year Ended December 31,
$ in millions (unaudited)	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Reported diluted income (loss) per share	$(0.57)	$(3.98)	$(2.75)	$(8.26)
Adjusting items, after tax (per share) (1) (2)
Net inventory LCM valuation loss (benefit)	0.08	(0.38)	(0.23)	0.30
Business interruption insurance recoveries (3)	(0.10)	—	(0.10)	—
COVID-related severance costs	—	0.04	—	0.09
El Dorado refinery fire net losses (recoveries)	0.04	—	0.08	—
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(0.06)	(0.18)	0.07	(0.20)
Non-cash change in fair value of S&O Obligation associated with hedging activities	—	0.09	(0.07)	0.07
Non-operating litigation accrual related to pre-Delek/Alon Merger shareholder action	—	—	0.07	—
Goodwill impairment expense	—	1.64	—	1.64
Gain from sale of Bakersfield non-operating refinery	—	—	—	(0.59)
Contract termination recoveries in excess of amounts that have or will impact net income	—	—	(0.10)	—
Tax benefit from loss carryback provided by CARES Act	—	—	—	(0.23)
Tax adjustment to reduce deferred tax asset valuation allowance resulting from Permian Gathering Assets Acquisition	—	—	—	(0.30)

Total adjusting items (1)	(0.04)	1.21	(0.28)	0.78
Adjusted net income (loss) per share	$(0.61)	$(2.77)	$(3.03)	$(7.48)
(1) The adjustments have been tax effected using the estimated marginal tax rate, as applicable.
(2) For periods of Adjusted net loss, Adjustments (Adjusting Items) and Adjusted net loss per share are presented using basic weighted average shares outstanding.
(3) See further discussion in the "Significant Transactions During the Quarter Impacting Results" section on page 7.

11 |

Reconciliation of Net Income (Loss) attributable to Delek to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
$ in millions (unaudited)	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Reported net (loss) income attributable to Delek	$(41.9)	$(293.2)	$(203.5)	$(608.0)

Add:
Interest expense, net	36.7	30.8	136.7	125.7
Income tax expense (benefit)	(10.2)	(58.1)	(62.5)	(192.7)
Depreciation and amortization	69.0	90.2	264.6	267.6
EBITDA	53.6	(230.3)	135.3	(407.4)

Adjusting items
Net inventory LCM valuation (benefit) loss	7.7	(36.4)	(22.3)	29.2
Business Interruption insurance recoveries (1)	(9.9)	—	(9.9)	—
COVID-related severance costs	—	3.9	—	8.5
El Dorado refinery fire losses, net of related insurance recoveries	4.0	—	7.8	—
Unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(5.5)	(17.3)	6.7	(19.1)
Non-cash change in fair value of S&O Obligation associated with hedging activities	—	8.3	(6.9)	6.9
Non-operating litigation accrual related to pre-Delek/Alon Merger shareholder action	—	—	6.5	—
Goodwill impairment expense	—	126.0	—	126.0
Gain from sale of Bakersfield non-operating refinery	—	—	—	(56.8)
Contract termination recoveries in excess of amounts that have or will impact EBITDA	—	—	(20.9)	—
Net income attributable to non-controlling interest	8.3	8.2	33.0	37.6
Total Adjusting items	4.6	92.7	(6.0)	132.3
Adjusted EBITDA	$58.2	$(137.6)	$129.3	$(275.1)

(1) See further discussion in the "Significant Transactions During the Quarter Impacting Results" section on page 7.

Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin:

	Three Months Ended December 31, 2021
$ in millions (unaudited)	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$32.1	$66.6	$15.3	$(36.6)	$77.4
Adjusting items
Net inventory LCM valuation (benefit) loss	6.3	0.2	—	1.2	7.7
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(6.0)	—	—	—	(6.0)
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	0.5	—	—	—	0.5
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(5.5)	—	—	—	(5.5)
El Dorado refinery fire losses, net of related recoveries	4.0	—	—	—	4.0
Total Adjusting items	4.8	0.2	—	1.2	6.2
Adjusted segment contribution margin	$36.9	$66.8	$15.3	$(35.4)	$83.6

12 |

Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin (continued):

	Three Months Ended December 31, 2020
$ in millions (unaudited)	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$(82.0)	$62.2	$12.7	$(25.4)	(32.5)
Adjusting items
Net inventory LCM valuation (benefit) loss	(36.4)	—	—	—	(36.4)
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(19.6)	0.4	—	0.5	(18.7)
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	1.4	—	—	—	1.4
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(18.2)	0.4	—	0.5	(17.3)
COVID-related severance costs	1.4	0.3	0.3	0.2	2.2
Non-cash change in fair value of S&O Obligation associated with hedging activities	8.3	—	—	—	8.3
Total Adjusting items	(44.9)	0.7	0.3	0.7	(43.2)
Adjusted segment contribution margin	$(126.9)	$62.9	$13.0	$(24.7)	$(75.7)

	Year Ended December 31, 2021
$ in millions (unaudited)	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$82.4	$255.7	$72.0	$(97.1)	$313.0
Adjusting items
Net inventory LCM valuation (benefit) loss	(23.6)	0.1	—	1.2	(22.3)
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	6.7	(0.3)	—	—	6.4
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	0.3	—	—	—	0.3
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	7.0	(0.3)	—	—	6.7
El Dorado refinery fire losses, net of related recoveries	7.8	—	—	—	7.8
Non-cash change in fair value of S&O Obligation associated with hedging activities	(6.9)	—	—	—	(6.9)
Total Adjusting items	(15.7)	(0.2)	—	1.2	(14.7)
Adjusted segment contribution margin	$66.7	$255.5	$72.0	$(95.9)	$298.3

	Year Ended December 31, 2020
$ in millions (unaudited)	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$(330.5)	$238.1	$67.6	$(74.4)	$(99.2)
Adjusting items
Net inventory LCM valuation (benefit) loss	29.4	(0.1)	—	(0.1)	29.2
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(18.7)	0.1	—	(1.9)	(20.5)
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	1.4	—	—	—	1.4
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(17.3)	0.1	—	(1.9)	(19.1)
COVID-related severance costs	3.7	0.5	0.7	0.4	5.3
Non-cash change in fair value of S&O Obligation associated with hedging activities	6.9	—	—	—	6.9
Total Adjusting items	22.7	0.5	0.7	(1.6)	22.3
Adjusted segment contribution margin	$(307.8)	$238.6	$68.3	$(76.0)	$(76.9)
(1) See also "Other Items Impacting Contribution Margin and Adjusted Contribution Margin" below.

13 |

Other Significant Items Impacting Adjusted Contribution Margin:
In addition to the items that were reflected as adjustments for deriving our Adjusted segment contribution margin (as presented on pages 12 and 13), there were other items that were recognized during the periods that impacted our Segment contribution margins. The primary items are as follows:

Summary of Other Favorable (Unfavorable) Items Impacting Contribution Margin:
$ in millions (unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Impact on Refining Segment Contribution Margin: Other Inventory/Commodity Hedging Gains (Losses) (1)
Refining	$(24.1)	$(24.3)	$(49.5)	$(86.8)
Logistics	(0.2)	—	(1.7)	1.8
Corporate, Other and Eliminations	(1.7)	3.3	(1.3)	(23.0)
Impact on Refining Segment Contribution Margin: Other Inventory/Commodity Hedging Gains (Losses)	$(26.0)	$(21.0)	$(52.5)	$(108.0)

Total Impact on Refining Segment Contribution Margin: FIFO Other Inventory Impact and Other Items Impacting Refining Margin (2)
FIFO Other Inventory Impact	$33.1	$(13.6)	$94.2	$(133.8)
Other Items	—	(4.1)	(12.3)	95.5
Total Impact on Refining Segment Contribution Margin: FIFO Other Inventory Impact and Other Items Impacting Refining Margin (2)	$33.1	$(17.7)	$81.9	$(38.3)

Immaterial Cumulative Catch-Up Adjustment to Capitalize Operating Expenses in Refining Finished Goods Inventory
Tyler Refinery	$—	$—	$1.9	$—
El Dorado Refinery	—	—	5.7	—
Big Spring Refinery	—	—	3.7	—
Krotz Springs Refinery	—	$—	2.7	—
Total Impact on Refining Segment Contribution Margin: Cumulative Inventory Error Correction	$—	$—	$14.0	$—

(1) See further discussion in the "Schedule of Inventory/Commodity Hedging Gains (Losses)'' on page 20.
(2) See further discussion in the "Other Items Impacting Refining Margin" on page 18.

14 |

Refining Segment Selected Financial Information	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Tyler, TX Refinery	(Unaudited)		(Unaudited)
Days in period	92	92	365	366
Total sales volume - refined product (average barrels per day)(1)	58,527	74,152	71,016	74,075
Products manufactured (average barrels per day):
Gasoline	30,951	42,444	35,782	40,031
Diesel/Jet	23,606	29,935	27,553	29,220
Petrochemicals, LPG, NGLs	1,823	2,114	1,957	2,794
Other	1,288	1,516	1,503	1,461
Total production	57,668	76,009	66,795	73,506
Throughput (average barrels per day):
Crude oil	56,301	68,388	65,205	67,868
Other feedstocks	1,822	7,876	1,971	6,112
Total throughput	58,123	76,264	67,176	73,980
Total refining revenue ( $ in millions)	$578.5	$377.3	$2,337.4	$1,432.2
Cost of materials and other ($ in millions)	544.4	328.9	2,169.5	1,331.7
Total refining margin ($ in millions) (2)	$34.1	$48.4	$167.9	$100.5
Per barrel of refined product sales:
Tyler refining margin (2)	$6.33	$7.08	$6.48	$3.71
Tyler adjusted refining margin (2)	$6.33	$1.99	$5.31	$4.78
Operating expenses (3)	$5.74	$3.75	$3.91	$3.45
Crude Slate: (% based on amount received in period)
WTI crude oil	95.1%	92.0%	90.8%	92.0%
East Texas crude oil	4.9%	8.0%	9.0%	8.0%
Other	—%	—%	0.2%	—%
El Dorado, AR Refinery
Days in period	92	92	365	366
Total sales volume - refined product (average barrels per day)(1)	85,122	70,781	70,182	75,992
Products manufactured (average barrels per day):
Gasoline	43,834	34,364	32,004	35,480
Diesel	32,397	25,320	24,777	28,429
Petrochemicals, LPG, NGLs	1,506	1,291	1,078	1,772
Asphalt	8,083	6,781	6,352	6,687
Other	820	753	646	789
Total production	86,640	68,509	64,857	73,157
Throughput (average barrels per day):
Crude oil	79,994	64,301	62,067	70,385
Other feedstocks	7,022	4,078	3,580	2,979
Total throughput	87,016	68,379	65,647	73,364
Total refining revenue ( $ in millions)	$733.1	$381.1	$2,387.7	$1,788.8
Cost of materials and other ($ in millions)	706.3	410.2	$2,345.5	1,809.3
Total refining margin ($ in millions) (2)	$26.8	$(29.1)	$42.2	$(20.5)
Per barrel of refined product sales:
El Dorado refining margin (2)	$3.42	$(4.47)	$1.65	$(0.74)
El Dorado adjusted refining margin (2)	$3.50	$(4.63)	$1.68	$(0.74)
Operating expenses (3)	$3.67	$4.09	$3.81	$3.81
Crude Slate: (% based on amount received in period)
WTI crude oil	43.3%	63.2%	49.0%	52.3%
Local Arkansas crude oil	14.7%	19.4%	18.5%	17.8%
Other	42.0%	17.4%	32.5%	29.9%

15 |

Refining Segment Selected Financial Information (continued)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Big Spring, TX Refinery	(Unaudited)		(Unaudited)
Days in period - based on date acquired	92	92	365	366
Total sales volume - refined product (average barrels per day) (1)	77,587	78,387	71,930	65,508
Products manufactured (average barrels per day):
Gasoline	40,112	40,702	35,640	32,340
Diesel/Jet	27,580	26,539	25,284	23,283
Petrochemicals, LPG, NGLs	3,832	3,849	3,712	3,183
Asphalt	1,509	1,594	1,475	1,685
Other	1,369	1,383	1,404	1,119
Total production	74,402	74,067	67,515	61,610
Throughput (average barrels per day):
Crude oil	72,030	72,454	68,038	61,428
Other feedstocks	3,547	2,067	843	1,078
Total throughput	75,577	74,521	68,881	62,506
Total refining revenue ( $ in millions)	$767.2	$427.3	$2,561.3	$1,531.7
Cost of materials and other ($ in millions)	712.0	427.8	2,375.3	1,497.2
Total refining margin ($ in millions) (2)	$55.2	$(0.5)	$186.0	$34.5
Per barrel of refined product sales:
Big Spring refining margin (2)	$7.73	$(0.07)	$7.08	$1.44
Big Spring adjusted refining margin (2)	$7.97	$(0.08)	$7.13	$1.47
Operating expenses (3)	$3.81	$3.95	$4.57	$4.33
Crude Slate: (% based on amount received in period)
WTI crude oil	77.3%	58.9%	71.0%	67.0%
WTS crude oil	22.7%	41.1%	29.0%	33.0%
Krotz Springs, LA Refinery
Days in period - based on date acquired	92	92	365	366
Total sales volume - refined product (average barrels per day) (1)	86,422	36,219	65,992	61,302
Products manufactured (average barrels per day):
Gasoline	33,679	1,980	26,170	20,615
Diesel/Jet	28,250	5,455	21,387	20,422
Heavy oils	599	—	719	418
Petrochemicals, LPG, NGLs	6,595	1,647	5,170	2,223
Other	9,759	20,645	7,895	13,512
Total production	78,882	29,727	61,341	57,190
Throughput (average barrels per day):
Crude oil	70,525	23,665	55,321	53,875
Other feedstocks	7,392	9,222	5,912	4,126
Total throughput	77,917	32,887	61,233	58,001
Total refining revenue ( $ in millions)	$922.6	$267.5	$2,674.9	$1,266.6
Cost of materials and other ($ in millions)	870.3	279.5	2,550.2	1,296.3
Total refining margin ($ in millions) (2)	$52.3	$(12.0)	$124.7	$(29.7)
Per barrel of refined product sales:
Krotz Springs refining margin (2)	$6.58	$(3.61)	$5.18	$(1.32)
Krotz Springs adjusted refining margin (2)	$6.75	$(3.80)	$5.24	$(1.32)
Operating expenses (3)	$3.47	$5.30	$4.20	$3.97
Crude Slate: (% based on amount received in period)
WTI Crude	64.7%	77.0%	65.3%	70.1%
Gulf Coast Sweet Crude	35.3%	23.0%	34.3%	29.1%
Other	—%	—%	0.4%	0.8%
(1)     Includes inter-refinery sales and sales to other segments which are eliminated in consolidation.
(2)     See the calculations of Adjusted refining margin on the following page as well as Other Items Impacting Refining Margin discussed on page 18.
(3)    See the impact of the one-time cumulative inventory correction on operating expenses in the Other Items Impacting Contribution Margin discussed on page 14.

16 |

Reconciliation of Refining margin per barrel to Adjusted Refining margin per barrel (1)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Tyler (2)
Reported refining margin, $ per barrel	$6.33	$7.08	$6.48	$3.71
Adjusting items:
Net inventory LCM valuation loss (benefit)	—	(5.09)	(1.17)	1.07
Adjusted refining margin $/bbl	$6.33	$1.99	$5.31	$4.78
El Dorado (3)
Reported refining margin, $ per barrel	$3.42	$(4.47)	$1.65	$(0.74)
Adjusting items:
Net inventory LCM valuation loss (benefit)	0.08	(0.16)	0.03	—
Adjusted refining margin $/bbl	$3.50	$(4.63)	$1.68	$(0.74)
Big Spring (4)
Reported refining margin, $ per barrel	$7.73	$(0.07)	$7.08	$1.44
Adjusting items:
Net inventory LCM valuation loss (benefit)	0.24	(0.01)	0.05	0.03
Adjusted refining margin $/bbl	$7.97	$(0.08)	$7.13	$1.47
Krotz Springs (5)
Reported refining margin, $ per barrel	$6.58	$(3.61)	$5.18	$(1.32)
Adjusting items:
Net inventory LCM valuation loss (benefit)	0.17	(0.19)	0.06	—
Adjusted refining margin $/bbl	$6.75	$(3.80)	$5.24	$(1.32)
(1)Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. Additionally, management evaluates other impacts to refining margin by refinery which may not represent adjustments, but which provide information useful for evaluating the results compared to current crack spreads and peers. See the 'Other Items Impacting Refining Margin' for further discussion.
(2)Tyler adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately a nominal amount and $34.7 million of net valuation benefit in the fourth quarter 2021 and 2020, respectively. There was approximately $30.3 million of net valuation benefit and $29.1 million of net valuation loss for the year ended December 31, 2021 and 2020, respectively.
Note also that Tyler's refining margin per barrel and the adjusted refining margin per barrel for the three months ended December 31, 2020 both reflect the $(4.1) million margin impact of unfavorable fixed price crude cost transactions during the quarter, but exclude the offsetting realized hedging gains of approximately $4.1 million, and the Refining margin per barrel and the Adjusted refining margin per barrel for the year ended December 31, 2020 both reflect the $95.5 million benefit of favorable fixed price crude cost transactions during the quarter, but exclude the offsetting realized hedging losses of approximately $(95.5) million. Giving effect to the related hedging gains (losses), both the Refining margin per barrel and the Adjusted refining margin per barrel would have increased by $0.57 and for the three months and would have decreased by $(3.34) for the year ended December 31, 2020. See further discussion in the section "Other Items Impacting Refining Margin' on page 14.
(3)El Dorado Adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately a $0.6 of net valuation loss and $1.0 million of net valuation benefit in the fourth quarter 2021 and 2020, respectively. There was approximately a $0.7 net valuation loss and $0.1 million of net valuation benefit for the year ended December 31, 2021 and 2020, respectively.
Note also that El Dorado's refining margin per barrel and the adjusted refining margin per barrel for the year ended December 31, 2021 reflect a RINs inventory true-up resulting from our annual compliance review totaling $(12.3) million which negatively impacted the related per barrel amount by $(0.48). See further discussion in the section "Other Items Impacting Refining Margin" on page 14.
(4)Big Spring Adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately $1.7 million of net valuation loss and $0.1 million of net valuation benefit in the fourth quarter 2021 and 2020, respectively. There was approximately $1.3 million and $0.7 million of net valuation loss for the year ended December 31, 2021 and 2020, respectively.
(5)Krotz Springs Adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately $1.3 million of net valuation loss and $0.6 million of net valuation benefit in the fourth quarter 2021 and 2020, respectively. There was approximately $1.5 million of net valuation loss and a nominal amount of net valuation benefit for the year ended December 31, 2021 and 2020, respectively.

17 |

Other Items Impacting Adjusted Refining Margin:
In addition to the items that were reflected as adjustments for deriving our Adjusted refining margin, which then was used to calculate Adjusted refining margin per barrel presented on page 17, there were other items that were recognized during the periods that impacted our Refining margins at the refineries. The primary items are as follows:
Other Inventory Impact: "Other inventory impact" is primarily calculated by multiplying the number of barrels sold during the period by the difference between current period weighted average purchase cost per barrel and per barrel cost of materials and other for the period recognized on a FIFO basis. It assumes no beginning or ending inventory, so that the current period average purchase cost per barrel is a reasonable estimate of our market purchase cost for the current period, without giving effect to any build or draw on beginning inventory. These amounts are based on management estimates using a methodology including these assumptions, and are not intended to be a representation of results under LIFO. However, this analysis provides management with a means to compare hypothetical refining margins to current period average crack spreads, as well as provides a means to better compare our results to peers.

Summary of Other Favorable (Unfavorable) Items Impacting Refining Margin:
$ in millions
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Tyler
Significant impact of fixed price crude transactions (1)	$—	$(4.1)	$—	$95.5
	$—	$(4.1)	$—	$95.5
El Dorado
Other inventory impact	$15.7	$(13.5)	$64.4	$(65.4)
Impact of RINs inventory true-up (2)	—	—	(12.3)	—
	$15.7	$(13.5)	$52.1	$(65.4)
Big Spring
Other inventory impact	$16.4	$3.1	$42.0	$(40.7)
	$16.4	$3.1	$42.0	$(40.7)
Krotz Springs
Other inventory impact	$1.0	$(3.2)	$(12.2)	$(27.7)
	$1.0	$(3.2)	$(12.2)	$(27.7)
(1) We routinely hedge our inventory positions based on segment-wide strategies, which are included in our refining segment contribution margin but are not necessarily specifically designated to specific refineries or identifiable trades. Because of the historic volatility in the crude market during 2020 and the fact that we transact the majority of our optimization transactions at Tyler, the Tyler margins were impacted by relatively large fixed price crude transaction loss during the three months ended December 31, 2020, resulting in a corresponding realized hedging gain of $4.1 million pre-tax for the three months ended December 31, 2020 that was recognized in the refining segment but outside the Tyler refining margins. On a year-to-date basis, the impact of these fixed price crude transactions on the Tyler refining margin was a benefit of $95.5 million, where the offsetting net hedging loss was recognized separately.
(2) Represents a RINs inventory true-up resulting from our annual compliance review.

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Logistics Segment Selected Information	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	80,145	66,521	65,335	74,179
Refined products pipelines	66,632	48,900	48,757	53,702
SALA Gathering System	15,660	13,308	14,460	13,466
East Texas Crude Logistics System	18,499	16,719	22,647	15,960
Permian Gathering Assets (3)	83,353	76,795	80,285	82,817
Plains Connection System	133,281	120,304	124,025	104,770

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	55,755	73,584	68,497	71,182
West Texas wholesale marketing throughputs (average bpd)	10,007	9,915	10,026	11,264
West Texas wholesale marketing margin per barrel	$3.97	$2.36	$3.72	$2.37
Big Spring wholesale marketing throughputs (average bpd)	83,385	84,219	78,370	76,345
Terminalling throughputs (average bpd) (2)	124,476	153,243	138,301	147,251
(1) Excludes jet fuel and petroleum coke.
(2) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas terminals, El Dorado and North Little Rock, Arkansas terminals and Memphis and Nashville, Tennessee terminals.
(3) Prior-year period throughputs for the Permian Gathering Assets are for the 180 days we owned the assets following the Permian Gathering Assets Acquisition effective March 31, 2020.

Retail Segment Selected Information	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Number of stores (end of period)	248	253	248	253
Average number of stores	248	253	248	253
Average number of fuel stores	243	248	243	248
Retail fuel sales (thousands of gallons)	42,303	41,453	166,959	176,924
Average retail gallons sold per average number of fuel stores (in thousands)	174	167	688	715
Average retail sales price per gallon sold	$3.11	$2.03	$2.88	$2.02
Retail fuel margin ($ per gallon) (1)	$0.30	$0.33	$0.34	$0.35
Merchandise sales (in millions)	$75.5	$75.9	$316.4	$323.8
Merchandise sales per average number of stores (in millions)	$0.3	$0.3	$1.3	$1.3
Merchandise margin %	33.6%	30.1%	33.2%	31.0%

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Same-Store Comparison (2)	(Unaudited)		(Unaudited)

Change in same-store fuel gallons sold	3.0%	(22.7)%	(5.3)%	(17.3)%
Change in same-store merchandise sales	0.7%	2.2%	(1.8)%	6.2%
(1)Retail fuel margin represents gross margin on fuel sales in the retail segment, and is calculated as retail fuel sales revenue less retail fuel cost of sales. The retail fuel margin per gallon calculation is derived by dividing retail fuel margin by the total retail fuel gallons sold for the period.
(2)Same-store comparisons include period-over-period changes in specified metrics for stores that were in service at both the beginning of the earliest period and the end of the most recent period used in the comparison.

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Supplemental Information
Schedule of Inventory/Commodity Hedging Gains (Losses)
$ in millions (unaudited)
	Three Months Ended December 31, 2021
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Inventory/Commodity unrealized hedging gain (loss)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$17.9	$—	$—	$—	$17.9
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	6.0	—	—	—	6.0
Total inventory/commodity unrealized hedging gain (loss)	23.9	—	—	—	23.9
Total inventory/commodity realized hedging gain (loss)	(42.0)	(0.2)	—	(1.7)	(43.9)
Total inventory/commodity hedging gain (loss)	$(18.1)	$(0.2)	$—	$(1.7)	$(20.0)

	Three Months Ended December 31, 2020
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Inventory/Commodity unrealized hedging gain (loss)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$(4.8)	$—	$—	$—	$(4.8)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	19.6	(0.4)	—	(0.5)	18.7
Total inventory/commodity unrealized hedging gain (loss)	14.8	(0.4)	—	(0.5)	13.9
Total inventory/commodity realized hedging gain (loss)	(19.5)	—	—	3.3	(16.2)
Total inventory/commodity hedging gain (loss)	$(4.7)	$(0.4)	$—	$2.8	$(2.3)

	Year Ended December 31, 2021
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Inventory/Commodity unrealized hedging gain (loss)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$14.2	$—	$—	$—	$14.2
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	(6.7)	0.3	—	—	(6.4)
Total inventory/commodity unrealized hedging gain (loss)	7.5	0.3	—	—	7.8
Total inventory/commodity realized hedging gain (loss)	(63.7)	(1.7)	—	(1.3)	(66.7)
Total inventory/commodity hedging gain (loss)	$(56.2)	$(1.4)	$—	$(1.3)	$(58.9)

	Year Ended December 31, 2020
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$2.2	$—	$—	$—	$2.2
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	18.7	(0.1)	—	1.9	20.5
Total inventory/commodity unrealized hedging gain (loss)	20.9	(0.1)	—	1.9	22.7
Total inventory/commodity realized hedging gain (loss)	(89.0)	1.8	—	(23.0)	(110.2)
Total inventory/commodity hedging gain (loss)	$(68.1)	$1.7	$—	$(21.1)	$(87.5)
(1) Represents an Adjusted item in certain of our non-GAAP measures.

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Supplemental Information (continued)
Schedule of Inter-refinery Sales, Refinery Sales to Other Segments, and Pricing Statistics Impacting our Refining Segment Selected Financial Information
$ in millions (unaudited)

Inter-refinery Sales
Unaudited	Three Months Ended December 31,		Year Ended December 31,
(in barrels per day)	2021	2020	2021	2020
Tyler refined product sales to other Delek refineries	954	2,598	1,636	2,010
El Dorado refined product sales to other Delek refineries	1,316	477	866	924
Big Spring refined product sales to other Delek refineries	3,801	830	1,502	1,356
Krotz Springs refined product sales to other Delek refineries	11	259	150	190

Refinery Sales to Other Segments
Unaudited	Three Months Ended December 31,		Year Ended December 31,
(in barrels per day)	2021	2020	2021	2020

Tyler refined product sales to other Delek segments	—	639	463	1,623
El Dorado refined product sales to other Delek segments	9	10	9	94
Big Spring refined product sales to other Delek segments	22,107	21,891	22,174	22,601
Krotz Springs refined product sales to other Delek segments	4,423	439	2,927	362

Pricing Statistics
Unaudited
	Three Months Ended December 31,		Year Ended December 31,
(average for the period presented)	2021	2020	2021	2020

WTI — Cushing crude oil (per barrel)	$77.33	$42.63	$68.11	$39.89
WTI — Midland crude oil (per barrel)	$77.82	$43.07	$68.55	$40.02
WTS -- Midland crude oil (per barrel)	$76.86	$43.16	$68.29	$39.96
LLS (per barrel)	$78.38	$44.14	$69.60	$41.56
Brent crude oil (per barrel)	$79.65	$45.26	$70.96	$43.24

U.S. Gulf Coast 5-3-2 crack spread (per barrel) (1)	$17.51	$7.83	$16.62	$8.18
U.S. Gulf Coast 3-2-1 crack spread (per barrel) (1)	$18.59	$8.08	$17.79	$8.70
U.S. Gulf Coast 2-1-1 crack spread (per barrel) (1)	$12.14	$4.46	$10.41	$4.65

U.S. Gulf Coast Unleaded Gasoline (per gallon)	$2.22	$1.17	$2.02	$1.09
Gulf Coast Ultra low sulfur diesel (per gallon)	$2.32	$1.24	$2.02	$1.19
U.S. Gulf Coast high sulfur diesel (per gallon)	$2.05	$1.13	$1.75	$1.06
Natural gas (per MMBTU)	$4.84	$2.76	$3.73	$2.13
(1)    For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S, Gulf Coast Pipeline No. 2 heating oil (ultra low sulfur diesel). For our Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra-low sulfur diesel, and for our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and East Texas, while the El Dorado refinery's crude input is primarily a combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland.

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Other Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Refining Segment Gross Margin (Loss) to Refining Margin	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net revenues	$2,985.6	$1,449.3	$9,956.0	$5,817.7
Cost of sales	3,003.2	1,597.3	10,072.3	6,346.5
Gross margin	(17.6)	(148.0)	(116.3)	(528.8)
Add back (items included in cost of sales):
Operating expenses (excluding depreciation and amortization)	123.9	100.2	434.1	402.7
Depreciation and amortization	49.7	66.0	198.7	198.3
Refining margin	$156.0	$18.2	$516.5	$72.2

Calculation of Net Debt	December 31, 2021	December 31, 2020
	(Unaudited)
Long-term debt - current portion	$92.2	$33.4
Long-term debt - non-current portion	2,125.8	2,315.0
Total long-term debt	2,218.0	2,348.4
Less: Cash and cash equivalents	856.5	787.5
Net debt - consolidated	1,361.5	1,560.9
Less: DKL net debt	894.7	988.0
Net debt, excluding DKL	$466.8	$572.9

Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

Information about Delek US Holdings, Inc. can be found on its website (www.delekus.com), investor relations webpage (ir.delekus.com), news webpage (www.delekus.com/news) and its Twitter account (@DelekUSHoldings).

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